Exhibit 5.4

[Letterhead of Kane, Russell, Coleman & Logan, P.C.]

June 10, 2005

Host Marriott, L.P.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Host of Houston 1979

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Host of Houston, Ltd.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004

Re:	Guaranty of $650,000,000 Aggregate Principal Amount 6 3/8% Series O Senior Notes due 2015; Opinion No. 0-2005-30

Ladies and Gentlemen:

We have acted as special counsel to Host of Houston 1979, a general partnership, and Host of Houston, Ltd., a Texas limited partnership (each, a “Covered Guarantor”; together, the “Covered Guarantors”), in connection with those certain guarantees of the Covered Guarantors (the “Covered Guarantees”) of $650,000,000 aggregate principal amount of 6 3/8% Series O Senior Notes due 2015 (the “Securities”) registered by Host Marriott, L.P., a Delaware limited partnership (the “Company”) and each of the co-registrants under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2005, as amended on June 10, 2005 (as amended, the “Registration Statement”).

In connection with the rendering of this Opinion Letter (herein so called), you have informed us and we have assumed that: (i) the Securities and the guarantees, including the Covered Guarantees, being registered pursuant to the Registration Statement (collectively, the “Guarantees”) will be issued pursuant to a Sixteenth Supplemental Indenture (the “Sixteenth Supplement”), dated March 10, 2005, among the Company, the guarantors under the Guarantees (collectively, the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”), which supplements the Amended and Restated Indenture, dated as of August 5, 1998 (as so supplemented, the “Indenture”), originally executed by and among HMH Properties, Inc. (now,

Opinion Letter (0-2005-30)

June 10, 2004

the Company) the guarantors named therein and Marine Midland Bank, as the original trustee; and (ii) the Securities and the Guarantees will be issued in exchange for the Company’s outstanding 6 3/8% Series N Senior Notes due 2015 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto.

We have not served as general counsel for any of the parties to, nor have we been involved in the transactions contemplated in, the Indenture, the Securities, the Guarantees or the Registration Statement (together, the “Operative Documents”). We have represented the Covered Guarantor only with respect to the rendering of this Opinion Letter. In particular, we have not been requested to, nor do we express any opinion as to, the legality, validity or enforceability of the Operative Documents to which the Covered Guarantor is a party.

For the purposes of this Opinion Letter, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents:

(i) Resolutions dated February 4, 2005, and adopted by the Board of Directors of Host Marriott Corporation, a Maryland corporation, in its capacity as the sole general partner of the Company;

(ii) Resolutions dated February 4, 2005, and adopted by Airport Hotels, LLC: (A) with respect to Host of Houston 1979, in its dual capacities as general partner of Host of Houston 1979 and as general partner of Host of Houston, Ltd., the other general partner of Host of Houston 1979, and (B) with respect to Host of Houston, Ltd., in its capacity as general partner of Host of Houston, Ltd.;

(iii) With respect to Host of Houston 1979, the following (collectively, the “General Partnership Agreement”): (A) Partnership Agreement of Host of Houston 1979, made and entered into the 26th day of October, 1979, by and between Host Airport Hotels, Inc., a Delaware corporation and Host of Houston, Ltd., a Texas limited partnership; (B) Amendment to Partnership Agreement with respect to the Covered Guarantor and made and entered into by Airport Hotels, LLC, a Delaware limited liability company as the new managing partner of the Covered Guarantor, with the consent of the remaining general partner, Host of Houston, Ltd.; and (C) Second Amendment to Partnership Agreement with respect to Host of Houston 1979 made and entered into effective as of February 4, 2005, by Airport Hotels and Host of Houston, Ltd.;

(iv) With respect to Host of Houston, Ltd., the following (collectively, the “Limited Partnership Agreement”): (A) Certificate and Agreement of Limited Partnership of Host of Houston, Ltd., made the 29th day of December, 1971, and filed with the Texas Secretary of State on December 30, 1971; (B) Amendment to Partnership Agreement made and entered into with respect to Host of Houston, Ltd. as of December 28, 1998; (C) Amendment to Certificate and Agreement of Limited Partnership of Host of Houston, Ltd., executed as of December 28, 1998, and filed with the Texas Secretary of State on January 28, 1999; and (D) Second Amendment to Partnership Agreement made and entered into with respect to Host of Houston, Ltd. effective as of February 4, 2005.

Opinion Letter (0-2005-30)

June 10, 2004

The documents described in (iii) and (iv) above are collectively referred to herein as the “Partnership Agreements”. The documents described in (i) through (iv) above, both inclusive, are collectively referred to herein as the “Corporate Documents”.

In addition to the Corporate Documents, we have reviewed a certificate, executed of even date herewith, by Larry K. Harvey as Vice President of Airport Hotels, LLC (“Officer’s Certificate”). Except as expressly set forth herein, we have not been requested to and, with your consent which consent is evidenced by your acceptance of this Opinion Letter, we have not undertaken or conducted any inquiry or examination with respect to the transactions contemplated by the Registration Statement

With respect to all factual matters, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, the representations, warranties and certificates contained in and made pursuant to, the Operative Documents, the Corporate Documents and the Officer’s Certificate.

In rendering the opinions set forth below, in addition to the assumptions set forth above, we have relied, with your consent which consent is evidenced by your acceptance of this Opinion Letter, upon the following specific assumptions, the accuracy of which we have not independently verified:

(i) Except for the Operative Documents, there are no other documents or agreements executed by or between any of the parties that would expand or otherwise modify the obligations of the Covered Guarantor under the Covered Guaranty or that would have any effect on the opinions rendered herein;

(ii) In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies and that the duly elected officers as identified in the Officer’s Certificate are the only parties which executed documents on behalf of the Covered Guarantors and Airport Hotels, LLC; and

(iii) The copies of the Partnership Agreements that have been provided to us are the current Partnership Agreements of the respective Covered Guarantors, and there have been no subsequent amendments to such Partnership Agreements.

We are members of the Bar of the State of Texas; and this Opinion Letter relates only to the laws of the State of Texas. We are not admitted to practice in any state other than the State of Texas. We do not opine on the laws of any other jurisdiction or federal law, including federal securities law, or any state securities law, including Texas securities laws; and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including the federal laws of the United States, or as to any matters of municipal law or the laws of any local agencies within any state.

Opinion Letter (0-2005-30)

June 10, 2004

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1) The Sixteenth Supplement has been duly authorized by all necessary action of the Covered Guarantors and has been duly executed and delivered by the Covered Guarantors; and

(2) The Covered Guarantees have been duly authorized by all necessary action of the respective Covered Guarantors.

To the extent that the obligations of the Covered Guarantors under the Operative Documents may be dependent upon such matters, we assume for purposes of this Opinion Letter that each of the Trustee, Company and each Guarantor other than the Covered Guarantors: (a) is duly organized and validly existing under the laws of the state of its organization, (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; (c) is duly qualified to engage in the activities contemplated by each such Operative Document; and (d) has duly authorized, executed and delivered each such Operative Document.

This Opinion Letter is for the benefit of the addressees hereof and we consent to your filing this Opinion Letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Securities” contained in the prospectus contained therein. Except as set forth in the preceding sentence, this Opinion Letter may not be quoted for any other purpose without our prior written consent.

Very truly yours,

KANE, RUSSELL, COLEMAN & LOGAN, P.C.

By:	/s/ Gordon B. Russell, Vice President
Gordon B. Russell, Vice President